                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                                (Amendment No. 2)

                    Under the Securities Exchange Act of 1934


                           Life Financial Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    53184P101
--------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)


                                Thomas F. Gillen
                            c/o RCG Kingston, L.L.C.
                          757 Third Avenue, 27th Floor
                            New York, New York 10017
                                 (212) 845-7990
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                December 5, 2000
--------------------------------------------------------------------------------
                          (Date of Event which Requires
                            Filing of this Schedule)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following:

                                  SCHEDULE 13D
-------------------                                           ------------------
CUSIP No. 53184P101                                           Page 1 of 15 Pages
-------------------                                           ------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            RCG Kingston Fund, Ltd.

----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                         (b) [ ]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands

--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                -0-

                      --------- ------------------------------------------------
 NUMBER OF               8      SHARED VOTING POWER
   SHARES
BENEFICIALLY                    255,400
  OWNED BY
    EACH              --------- ------------------------------------------------
 REPORTING               9      SOLE DISPOSITIVE POWER
PERSON WITH
                                -0-

                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                255,400

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            255,400

----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.8%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN

----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-------------------                                           ------------------
CUSIP No. 53184P101                                           Page 2 of 15 Pages
-------------------                                           ------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            RCG Kingston, L.L.C.

----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                         (b) [ ]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            AF

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                -0-

                      --------- ------------------------------------------------
 NUMBER OF               8      SHARED VOTING POWER
   SHARES
BENEFICIALL                     255,400
  OWNED BY
    EACH              --------- ------------------------------------------------
 REPORTING               9      SOLE DISPOSITIVE POWER
PERSON WITH
                                -0-

                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                255,400

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            255,400

----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.8%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IA, OO

----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-------------------                                           ------------------
CUSIP No. 53184P101                                           Page 3 of 15 Pages
-------------------                                           ------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Kingston Fund, LP

----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                         (b) [ ]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            AF

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                -0-

                      --------- ------------------------------------------------
 NUMBER OF               8      SHARED VOTING POWER
   SHARES
BENEFICIALL                     255,400
  OWNED BY
    EACH              --------- ------------------------------------------------
 REPORTING               9      SOLE DISPOSITIVE POWER
PERSON WITH
                                -0-

                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                255,400

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            255,400

----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.8%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN

----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-------------------                                           ------------------
CUSIP No. 53184P101                                           Page 4 of 15 Pages
-------------------                                           ------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Ramius Capital Group, LLC

----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                         (b) [ ]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            AF

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                -0-

                      --------- ------------------------------------------------
 NUMBER OF               8      SHARED VOTING POWER
   SHARES
BENEFICIALL                     255,400
  OWNED BY
    EACH              --------- ------------------------------------------------
 REPORTING               9      SOLE DISPOSITIVE POWER
PERSON WITH
                                -0-

                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                255,400

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            255,400

----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.8%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            OO

----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-------------------                                           ------------------
CUSIP No. 53184P101                                           Page 5 of 15 Pages
-------------------                                           ------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            C4S & Co., LLC

----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                         (b) [ ]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            AF

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                -0-

                      --------- ------------------------------------------------
 NUMBER OF               8      SHARED VOTING POWER
   SHARES
BENEFICIALL                     255,400
  OWNED BY
    EACH              --------- ------------------------------------------------
 REPORTING               9      SOLE DISPOSITIVE POWER
PERSON WITH
                                -0-

                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                255,400

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            255,400

----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.8%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            OO

----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-------------------                                           ------------------
CUSIP No. 53184P101                                           Page 6 of 15 Pages
-------------------                                           ------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Jennings & Gillen

----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                         (b) [ ]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            AF

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                -0-

                      --------- ------------------------------------------------
 NUMBER OF               8      SHARED VOTING POWER
   SHARES
BENEFICIALL                     255,400
  OWNED BY
    EACH              --------- ------------------------------------------------
 REPORTING               9      SOLE DISPOSITIVE POWER
PERSON WITH
                                -0-

                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                255,400

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            255,400

----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.8%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN

----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-------------------                                           ------------------
CUSIP No. 53184P101                                           Page 7 of 15 Pages
-------------------                                           ------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            D.B. Jennings, Inc.

----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                         (b) [ ]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            AF

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                -0-

                      --------- ------------------------------------------------
 NUMBER OF               8      SHARED VOTING POWER
   SHARES
BENEFICIALL                     316,700
  OWNED BY
    EACH              --------- ------------------------------------------------
 REPORTING               9      SOLE DISPOSITIVE POWER
PERSON WITH
                                -0-

                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                316,700

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            316,700

----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            4.7%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            CO

----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-------------------                                           ------------------
CUSIP No. 53184P101                                           Page 8 of 15 Pages
-------------------                                           ------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Donald B. Jennings

----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                         (b) [ ]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            AF

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                -0-

                      --------- ------------------------------------------------
 NUMBER OF               8      SHARED VOTING POWER
   SHARES
BENEFICIALL                     316,700
  OWNED BY
    EACH              --------- ------------------------------------------------
 REPORTING               9      SOLE DISPOSITIVE POWER
PERSON WITH
                                -0-

                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                316,700

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            316,700

----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            4.7%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IN

----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-------------------                                           ------------------
CUSIP No. 53184P101                                           Page 9 of 15 Pages
-------------------                                           ------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Thomas F. Gillen

----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                         (b) [ ]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            AF

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                -0-

                      --------- ------------------------------------------------
 NUMBER OF               8      SHARED VOTING POWER
   SHARES
BENEFICIALL                     255,400
  OWNED BY
    EACH              --------- ------------------------------------------------
 REPORTING               9      SOLE DISPOSITIVE POWER
PERSON WITH
                                -0-

                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                255,400

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            255,400

----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.8%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IN

----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-------------------                                          -------------------
CUSIP No. 53184P101                                          Page 10 of 15 Pages
-------------------                                          -------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            The Partnership For Bank Capital, L.P.

----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                         (b) [ ]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                -0-

                      --------- ------------------------------------------------
 NUMBER OF               8      SHARED VOTING POWER
   SHARES
BENEFICIALL                     61,300
  OWNED BY
    EACH              --------- ------------------------------------------------
 REPORTING               9      SOLE DISPOSITIVE POWER
PERSON WITH
                                -0-

                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                61,300

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            61,300

----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.9%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN

----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

     This statement amends and supplements the information set forth in the
Schedule 13D, relating to the Common Stock of Life Financial Corporation, filed by RCG Kingston Fund, Ltd. and The Partnership For Bank Capital, L.P. with the Securities and Exchange Commission on August 6, 1999, as amended by Amendment No. 1 filed on January 6, 2000 ("Amendment No. 1), and constitutes Amendment No. 2 to that Schedule 13D (as amended, the "Schedule 13D"). Capitalized terms used herein without definition shall have the meaning assigned to such terms in the
Schedule 13D.

Item 5. Interest in Securities of the Issuer.

     Item 5 is revised and amended in its entirety as set forth below. The "Annex A" referred to below was included with Amendment No. 1. A revised Annex B is attached hereto.

     (a)-(b) As of December 13, 2000:

     RCG Kingston Fund, Ltd. is the beneficial owner of 255,400 shares of the Issuer's Common Stock (representing 3.8% of the issued and outstanding Common Stock). RCG Kingston Fund, Ltd. has shared voting and dispositive power over such 255,400 shares. RCG Kingston, L.L.C. may be deemed to be the beneficial owner of such 255,400 shares as a result of its acting as investment advisor to RCG Kingston Fund, Ltd. Kingston Fund, LP may be deemed to be the beneficial owner of such 255,400 shares as a result of its being a holder of a majority of the outstanding shares of RCG Kingston Fund, Ltd. Ramius Capital Group, LLC and Jennings & Gillen may be deemed to be the beneficial owner of such 255,400 shares as a result of their being co-managing members of RCG Kingston, L.L.C. C4S & Co., LLC may be deemed to be the beneficial owner of such 255,400 shares as a result of its being the managing member of Ramius Capital Group, LLC. Thomas F. Gillen may be deemed to be the beneficial owner of such 255,400 shares as a result of his being a co-general partner of Jennings & Gillen.

     The Partnership For Bank Capital, L.P. is the beneficial owner of 61,300 shares of the Issuer's Common Stock (representing 0.9% of the issued and outstanding Common Stock). The Partnership For Bank Capital, L.P. has shared voting and dispositive power over such 61,300 shares. D.B. Jennings, Inc. may be deemed to be the beneficial owner of 316,700 shares (representing 4.7% of the issued and outstanding Common Stock) as a result of its being a co-general partner of Jennings & Gillen and a co-general partner of The Partnership For Bank Capital, L.P. Donald B. Jennings may be deemed to be the beneficial owner of such 316,700 shares as a result of his being the president of D.B. Jennings, Inc. and a co-general partner of The Partnership For Bank Capital, L.P.

     Each RCG Kingston Reporting Person, except for D.B. Jennings, Inc. and Donald B. Jennings, expressly disclaims beneficial ownership of any shares of Common Stock beneficially owned by The Partnership For Bank Capital, L.P.

     The percentages used herein are calculated based upon the 6,668,436 shares of Common Stock stated to be issued and outstanding at November 8, 2000, as reflected in the Issuer's report on Form 10-Q for the quarter ended September 30, 2000.

     To the best knowledge of the Reporting Persons, none of the persons named in Annex A has beneficial ownership of shares of Common Stock.


                                 11 of 15 Pages

     (c) The trading dates, number of shares sold and price per share (including commissions, if any) for all transactions by the Reporting Persons during the last 60 days are set forth in Annex B hereto. All such transactions were over-the-counter sales.

     (d) No person other than each respective record owner referred to herein of shares of Common Stock is known to have the right to receive or the power to direct the receipt of dividends from or the proceeds of sale of shares of Common Stock, except that the shareholders of RCG Kingston Fund, Ltd. have the right to participate in the receipt of dividends from or proceeds for the sale of, the shares of Common Stock held for their respective accounts.

     (e) On December 5, 2000, the Reporting Persons ceased to have beneficial ownership for purposes of Section 13(d) of the Securities Exchange Act of 1934 of more than 5% of the outstanding Common Stock.


                                 12 of 15 Pages

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: December 13, 2000

                                   RCG KINGSTON FUND, LTD.

                                       By: RCG Kingston, L.L.C., its investment
                                           advisor

                                           By: Jennings & Gillen, its
                                               co-managing member


                                           By: /s/ Thomas F. Gillen
                                               ------------------------------
                                           Name:  Thomas F. Gillen
                                           Title: General Partner


                                   RCG KINGSTON, L.L.C.

                                       By: Jennings & Gillen, its co-managing
                                           member


                                       By: /s/ Thomas F. Gillen
                                           ------------------------------
                                       Name:  Thomas F. Gillen
                                       Title: General Partner


                                   KINGSTON FUND, LP

                                       By: RCG Kingston, L.L.C., its general
                                           partner

                                           By: Jennings & Gillen, its
                                               co-managing member


                                           By: /s/ Thomas F. Gillen
                                               ------------------------------
                                           Name:  Thomas F. Gillen
                                           Title: General Partner


                                 13 of 15 Pages

                                   RAMIUS CAPITAL GROUP, LLC

                                       By: C4S & Co., LLC


                                       By: /s/ Peter A. Cohen
                                           ------------------------------
                                       Name:  Peter A. Cohen
                                       Title: Co-Managing Member


                                   C4S & CO., LLC


                                   By: /s/ Peter A. Cohen
                                       ------------------------------
                                   Name:  Peter A. Cohen
                                   Title: Co-Managing Member


                                   JENNINGS & GILLEN


                                   By: /s/ Thomas F. Gillen
                                       ------------------------------
                                   Name:  Thomas F. Gillen
                                   Title: Co-General Partner


                                   D.B. JENNINGS, INC.


                                   By: /s/ Donald B. Jennings
                                       ------------------------------
                                   Name:  Donald B. Jennings
                                   Title: President


                                   /s/ Donald B. Jennings
                                   ------------------------------
                                   Donald B. Jennings


                                   /s/ Thomas F. Gillen
                                   ------------------------------
                                   Thomas F. Gillen


                                 14 of 15 Pages

                                   THE PARTNERSHIP FOR BANK CAPITAL, L.P.

                                       By: D.B. Jennings, Inc., a general
                                           partner


                                       By: /s/ Donald B. Jennings
                                           ------------------------------
                                       Name:  Donald B. Jennings
                                       Title: President


                                 15 of 15 Pages

                                                                                         ANNEX B
                                                 Date            Shares Sold     Price Per Share
                                                 ----            -----------     ---------------
RCG Kingston Fund, Ltd.                    November 17, 2000         600              $1.10
RCG Kingston Fund, Ltd.                    December 4, 2000         57,600            $0.56
The Partnership For Bank Capital, L.P.     December 4, 2000         15,000            $0.56
RCG Kingston Fund, Ltd.                    December 5, 2000         67,500            $0.53
The Partnership For Bank Capital, L.P.     December 5, 2000         16,000            $0.53
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